UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On April 5, 2005, we entered into a fifth amendment to our vendor agreement with Best Buy Purchasing LLC. The amendment is effective as of March 1, 2005 and revises provisions relating to, among other things, the price at which Best Buy purchases digital video recorders from us and the types of digital video recorders for which we make a residual payment to Best Buy for customers who subsequently subscribe to and maintain their subscriptions to the TiVo service.

The foregoing description of our fifth amendment to our vendor agreement with Best Buy Purchasing LLC is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with the Company’s Form 10-K for the year ending January 31, 2005.

On April 6, 2005, the Board of Directors of TiVo Inc., upon the recommendation of the Compensation Committee of the Board of Directors of TiVo Inc., approved Chief Executive Officer Michael Ramsay’s participation in the Company’s Fiscal Year 2006 Six and Twelve Month Bonus Plans For Executives (the “Plans”). Mr. Ramsay’s participation in the Plans will be prorated for the amount of time he actually serves as Chief Executive Officer of the Company. Mr. Ramsay’s fiscal year 2006 target bonus amount for the Plans is set at seventy percent (70%) of his fiscal year 2006 base salary.

For the achievement of certain performance criteria previously established as part of the Plans, the Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors of TiVo Inc., approved on April 6, 2005 the payout of a bonus to the Company’s executives, including the Company’s Chief Executive Officer. The bonus payouts were equivalent to ten percent (10%) of the recipient’s base salary.

ITEM 9.01 Financial Statements and Exhibits.

(c) The following exhibits are included with this Report:

Exhibit No.	Description
10.1	Description of TiVo Inc. Fiscal Year 2006 Six and Twelve Month Bonus Plans for Executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: April 11, 2005	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Description of TiVo Inc. Fiscal Year 2006 Six and Twelve Month Bonus Plans for Executives.